CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Nuveen Strategy Funds, Inc. of our report dated October 26, 2016, relating to the financial statements and financial highlights, which appears in the Nuveen Strategy Aggressive Growth Allocation Fund, Nuveen Strategy Growth Allocation Fund, Nuveen Strategy Balanced Allocation Fund and Nuveen Strategy Conservative Allocation Fund’s Annual Report on Form N-CSR for the year ended August 31, 2016. We also consent to the references to us under the headings Independent Registered Public Accounting Firm and Financial Highlights in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

March 30, 2017